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                                                                     Exhibit 10e


                             AMERITECH CORPORATION

               NON-EMPLOYEE DIRECTORS' TRAVEL ACCIDENT INSURANCE
               -------------------------------------------------


Limit of Coverage:      $1,000,000 ($10,500,000 aggregate per occurrence)

Premium:                $53,000 (Three year)

Term:                   Three years

Renewal Date:           June 9, 1999

Policyholder:           Ameritech Corporation

Provided by:            Hartford Life Insurance Company

Policy No.:             ETB-107130


Coverage is of the broadest, all-risk Business Travel Insurance type -- 24 hours a day while on a covered trip. Coverage starts when the Directors leave their home or place of employment and continues until their return. It covers almost all forms of air travel plus travel on railroads, ships, buses, subways, taxis, private and rented cars. It is not restricted to conveyance accidents but includes a wide variety of accidents that may occur -- even accidents resulting from personal or recreational activities engaged in during a covered trip.

The policy provides for payment of up to $1,000,000 per Director for accidental death and dismemberment. An aggregate limit of $10,500,000 applies per any one accident. Coverage includes travel while the insured is on a trip, which includes the purpose of furthering the business of the policyholder except in an aircraft owned or leased by Ameritech Corporation. Coverage is not provided when the Director operates, is learning to operate, or is serving as a crewmember of a conveyance at the time of accident.

Directors may designate a beneficiary, or benefits may be assigned in accordance with the Payment of Claims provision. Otherwise, insurance under this policy is not assignable.

Premium is charged as a corporate expense.